Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Celgene Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-33682, 33-62496, 033-61147, 333-49227, 333-114107, 333-117818, 333-150471, 333-182852, 333-206991, 333-65444 and 333-227304) on Form S-3 of Bristol-Myers Squibb, (No. 333-229464) on Form S-4 of Bristol-Myers Squibb, and (Nos. 33-30856, 33-38411, 33-38587, 33-44788, 333-47403, 33-52691, 33-30756-02, 33-58187, 333-02873, 333-65424, 333-107414, 333-144893 and 333-182405) on Form S-8 of Bristol-Myers Squibb of our reports dated February 26, 2019, with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders' equity for each of the years in the three-year period ended December 31, 2018, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the Form 8-K of Bristol-Myers Squibb dated March 8, 2019.

As discussed in Note 1 to the consolidated financial statements, on January 1, 2018, the Company adopted on a prospective basis FASB Accounting Standards Update No. 2016-01, “Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” and Accounting Standards Update No. 2018-03, “Technical Corrections and Improvements to Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities" which requires accounting for certain equity investments and financial liabilities under the fair value option with changes in fair value recognized in Net income. The Company recognized a cumulative effect adjustment of $731 million to Retained Earnings on January 1, 2018 due to the adoption of these new accounting standards.

/s/ KPMG LLP

Short Hills, New Jersey
March 7, 2019